Exhibit 99.1

PetroLogistics LP Prices $365 Million Private Placement of 6.25% Senior Notes Due 2020

HOUSTON, Texas, March 22, 2013 /PRNewswire — PetroLogistics LP (NYSE: PDH) (the “Partnership”) and its wholly-owned subsidiary, PetroLogistics Finance Corp., announced today the pricing of a private placement of $365 million in aggregate principal amount of 6.25% senior unsecured notes due 2020 (the “Notes”), issued at par. The Partnership expects the private placement of the Notes to close on March 28, 2013, subject to the satisfaction of customary closing conditions.

The Notes will be fully and unconditionally guaranteed by PL Propylene LLC, the Partnership’s wholly-owned subsidiary (“PL Propylene”), and will be jointly and severally guaranteed by certain of the Partnership’s future subsidiaries.

The Partnership intends to use the majority of the net proceeds from the private placement of the Notes to repay the borrowings outstanding under PL Propylene’s term loan facility and to pay transaction and early repayment costs related thereto.  In addition, the Partnership intends to use the remaining net proceeds to pay a portion of the transaction costs associated with the amendment and restatement of PL Propylene’s credit agreement, which is expected to occur contemporaneous with, and subject to, the closing of the private placement of the Notes.

The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. The Notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S of the Securities Act.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About PetroLogistics LP

PetroLogistics LP is a master limited partnership which owns and operates the only U.S. propane dehydrogenation facility producing propylene from propane. The Partnership’s headquarters and operations are located in Houston, Texas.

Forward-Looking Statements

Certain statements and information in this release may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 8, 2013 and our Current Reports on Form 8-K.

Investor Relations

Phone: 855-840-7140

E-mail: investor@petrologistics.com

Address: Investor Relations

600 Travis STE 3250

Houston, TX 77002